Exhibit 99.1

July 21, 2026

Media contact:	Investor/analyst contact:
Media Relations	Ryan St. John
newsroom@alaskaair.com	VP Finance, Planning and Investor Relations
ALKInvestorRelations@alaskaair.com

Alaska Air Group reports second quarter 2026 results
#1 in the industry in year-to-date on-time performance
Expanded international service to include transatlantic flights from Seattle to Rome, London, Reykjavík
Achieved single passenger service system for Alaska and Hawaiian and recognized employees with 75k Atmos Points for final major integration milestone
Q3 RASM expected to have double digit growth year-over-year

SEATTLE — Alaska Air Group (NYSE: ALK) today reported financial results for the second quarter ending June 30, 2026.

“Our second quarter results were defined by a fuel spike outside our control - but underneath it, this company is executing better than ever,” said CEO Ben Minicucci. “We led the industry in on-time performance for the first half of the year, completed the last major milestone of our Hawaiian integration, launched service to Europe, and returned to profitability in June. Absent the fuel headwind, we would have delivered a solidly profitable quarter. I have never been more confident in our people, our plan, and the long-term earnings power of Alaska Air Group.”

Quarter in Review:
Air Group reported second quarter Generally Accepted Accounting Principles (GAAP) pretax margin of (5.3)% and GAAP net loss of $76 million, or $0.68 per share. Air Group's second quarter adjusted pretax margin was (4.3)% and adjusted net loss was $102 million, or $0.92 per share.

Q2 2026 Results	Prior Expectation	Actual Results
Capacity (ASMs) % change versus 2025	Up ~1%	Up 1.0%
RASM % change versus 2025	Up high single digits	Up 8.6%
CASMex % change versus 2025	Up high single digits	Up 6.5%
Economic fuel cost per gallon	$4.50	$4.43
Adjusted loss per share	~($1.00)	($0.92)

Second quarter total revenue grew 10% year-over-year to $4.1 billion on capacity growth of 1%, with unit revenue up 8.6%. Yields strengthened through the quarter, with June producing double digit unit revenue growth and double digit pretax profit margins.

Our revenue performance was impacted by historic rainstorms in Hawai'i in March which had a meaningful impact on April spring break travel and reduced system unit revenue by approximately 3 points in the quarter, modestly above the 2 points originally expected. Outside of Hawai'i, demand remained resilient across the network and our diversified revenue streams continue to outpace system growth: premium revenue increased 15%, cargo revenue increased 21%, and managed corporate revenue accelerated 30% year-over-year respectively. Loyalty performance was also robust, with loyalty cash remuneration up 19%.

Non-fuel unit costs increased 6.5% year-over-year on 1% capacity growth, better than prior guidance. The year-over-year increase reflects 2.5 points of transitory factors, including a one-time employee recognition award tied to achieving a single passenger service system, a year-over-year headwind from prior-year aircraft sale gains, and crew training costs for our international widebody ramp. Outside of these transitory items, core cost management was strong, gaining momentum moving into the second half of the year.

Second quarter economic fuel cost was $4.43 per gallon, an increase of 85% year-over-year, resulting in $600 million of incremental fuel cost for the period. In response to the elevated and unpredictable fuel price environment, we proactively raised $1 billion in financing during the quarter, deliberately bolstering liquidity to the top end of our target range of 15% to 25% of trailing-12-month revenue. As the fuel environment stabilizes and our earnings profile improves, we expect to put excess liquidity towards paying down debt and bring liquidity back to the midpoint of our target range.
Third Quarter Forecast Information:
With a strong demand backdrop and an improving unit cost trajectory, we expect a widening spread between unit revenue and unit costs in Q3. Coupled with continued execution on our strategic initiatives, we expect a meaningful inflection in financial performance beginning in the third quarter.

Third quarter capacity is expected to be up approximately 2% to 3% year-over-year, with nearly all growth coming from long-haul international flying out of Seattle, while capacity within North America will be essentially flat year-over-year.

Unit revenue is expected to improve sequentially from the second to third quarter to low double-digit growth year-over-year, supported by strong yields and demand. While Hawai'i remains a 2-3 point unit revenue headwind in the third quarter, loads are recovering and new bookings are coming in at system level yields, showing demand returning to historical levels in September.

Third quarter non-fuel unit costs are expected to increase in the low to mid single digits year-over-year, a meaningful step-down from the first half of the year, as transitory cost items are behind us and productivity improvements compound. While fuel prices remain volatile, economic fuel cost is expected to come down from second quarter levels as refining margins have recently moderated. Our guidance assumes a fuel price of $3.75 per gallon in the third quarter, reflecting July fuel costs of $3.60 per gallon, and average spot prices of $3.85 for August and September.

Q3 2026 Expectation
Capacity (ASMs) % change versus 2025	Up 2% to 3%
RASM % change versus 2025	Up low double digits
CASMex % change versus 2025	Up low to mid single digits
Economic fuel cost per gallon	$3.75
Adjusted earnings (loss) per share(a)	$0.00 to $1.00
(a) Q3 earnings per share guidance assumes non-operating expense of approximately $60 million, a tax rate of approximately 35%, and shares outstanding of approximately 113.5 million.

Operational Updates:
•Led the industry in year-to-date on-time performance.
•Transitioned to a single passenger service system (PSS), marking a key integration milestone that consolidates reservation and customer service platforms across Alaska and Hawaiian, and delivers a more streamlined guest experience.
•Launched new transatlantic service from Seattle with flights to Rome, London, and Reykjavik, further expanding our international network and reinforcing our position as the fourth-largest global airline in the U.S.
•Took delivery of six 737-8 aircraft, two E175 aircraft, and added one E175 under CPA with SkyWest.
•Announced agreement to add four 737-800 freighter aircraft to Alaska's cargo fleet, effectively doubling the cargo fleet's capacity. The aircraft are expected to enter service in the first half of 2027.
•Completed the 737 cabin retrofits, adding expanded first and premium class seating and refreshed cabin interiors.
•Announced expansions in our domestic route network, including the addition of new routes from Santa Rosa, the return of service between Seattle and Long Beach, new service from Honolulu to Burbank, Spokane, and Boise, and increased service between Honolulu and Las Vegas.

Commercial Updates:
•Hawaiian Airlines joined the oneworld alliance, connecting Hawai'i to over 900 global destinations across more than 170 territories.
•Opened the newest Alaska Lounge at Portland International Airport, which is twice the size of the previous Portland lounge and underscores our continued investment in premium travel.
•Announced plans for a new world-class Alaska Lounge in Seattle. The new lounge is set to open in 2027 and will span across two floors, featuring showers, premium bars, à la carte dining, and chef-curated seasonal menus.

Liquidity Updates:
•Generated $606 million of operating cash flow during the first six months of 2026.
•Held $3.8 billion in available liquidity, including unrestricted cash, marketable securities, and undrawn credit facilities. Total liquidity includes $1 billion in financing completed in the second quarter, comprising $500 million of 6.5% senior unsecured notes and $500 million in term loans secured by assets associated with the Atmos™ Rewards program.
•Had approximately $20 billion of unencumbered assets at June 30, 2026, including 131 aircraft and the unencumbered portion of our loyalty program assets.

Other Highlights:
•Elected Shane Tackett as President and Chief Financial Officer of Alaska Airlines.
•Appointed Mike Sievert, Vice Chairman and former CEO of T-Mobile, to Air Group's board of directors.
•Celebrated our employees' efforts in achieving a single PSS and dedication throughout the Alaska-Hawaiian integration by awarding 75,000 Atmos Rewards points to all Alaska, Hawaiian, and Horizon employees.
•Opened new premium check-in experience in Seattle for business class Suites guests and Atmos Titanium members.
•CEO Ben Minicucci named Executive of the Year - North America at FlightGlobal's 2026 Airline Strategy Awards.
•Hawaiian Airlines named "Most Comfortable Airline" on WalletHub's 2026 Best Airlines list.
•Alaska Airlines and Hawaiian Airlines were recognized with APEX Best Awards for Best Cabin Service and Best Wi‑Fi, respectively.

•Alaska Airlines recognized by the Port of Seattle's Sustainable Century Awards for Environmental Performance and Innovation and Greatest Use of Ground Power and Pre‑Conditioned Air Systems.

A conference call regarding the second quarter results will be streamed online at 11:30 a.m. EDT/ 8:30 a.m. PDT on July 22, 2026. It can be accessed at www.alaskaair.com/investors. For those unable to listen to the live broadcast, a replay will be available after the conclusion of the call.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This news release may contain forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by our forward-looking statements, assumptions or beliefs. For a discussion of risks and uncertainties that may cause our forward-looking statements to differ materially, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Some of these risks include competition, labor costs, relations and availability, general economic conditions, increases in operating costs including fuel, uncertainties regarding the ability to successfully integrate operations following the acquisition of Hawaiian Holdings, Inc. and the ability to realize anticipated cost savings, synergies, or growth from the acquisition, inability to meet cost reduction and other strategic goals, seasonal fluctuations in demand and financial results, supply chain risks, events that negatively impact aviation safety and security, cybersecurity risks, and changes in laws and regulations that impact our business. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our most recent Form 10-K and in our subsequent SEC filings. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements made today to conform them to actual results. Over time, our actual results, performance or achievements may differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, assumptions or beliefs and such differences might be significant and materially adverse.

Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia, the Pacific and Europe. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska and Hawaiian are members of the oneworld alliance. With oneworld and our additional global partners, guests can earn and redeem points for travel to over 1,000 worldwide destinations with Atmos Rewards. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
Alaska Air Group, Inc.

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share amounts)	2026	2025	Change	2026	2025	Change
Operating Revenue
Passenger revenue	$3,644	$3,355	9%	$6,564	$6,163	7%
Loyalty program other revenue	258	210	23%	485	417	16%
Cargo and other revenue	163	139	17%	316	261	21%
Total Operating Revenue	4,065	3,704	10%	7,365	6,841	8%

Operating Expenses
Wages and benefits	1,239	1,165	6%	2,481	2,292	8%
Variable incentive pay	65	61	7%	95	123	(23)%
Aircraft fuel	1,305	700	86%	2,101	1,381	52%
Aircraft maintenance	256	240	7%	472	460	3%
Aircraft rent	64	64	—%	125	126	(1)%
Landing fees and other rentals	305	278	10%	596	520	15%
Contracted services	158	146	8%	309	291	6%
Selling expenses	115	105	10%	214	205	4%
Depreciation and amortization	207	199	4%	411	393	5%
Food and beverage service	107	97	10%	202	182	11%
Third-party regional carrier expense	68	69	(1)%	124	133	(7)%
Other	302	247	22%	605	508	19%
Special items - operating	42	56	(25)%	77	147	(48)%
Total Operating Expenses	4,233	3,427	24%	7,812	6,761	16%
Operating Income (Loss)	(168)	277	(161)%	(447)	80	NM

Non-operating Income (Expense)
Interest income	21	22	(5)%	40	48	(17)%
Interest expense	(86)	(66)	30%	(162)	(132)	23%
Interest capitalized	13	9	44%	23	21	10%
Other - net	6	(4)	NM	15	(12)	NM
Total Non-operating Expense	(46)	(39)	18%	(84)	(75)	12%
Income (Loss) Before Income Tax	(214)	238		(531)	5
Income tax expense (benefit)	(138)	66		(262)	(1)
Net Income (Loss)	$(76)	$172		$(269)	$6

Basic Earnings (Loss) Per Share	$(0.68)	$1.45		$(2.39)	$0.05
Diluted Earnings (Loss) Per Share	$(0.68)	$1.42		$(2.39)	$0.05
Weighted Average Shares Outstanding used for computation:
Basic	111.127	118.847		112.702	120.979
Diluted	111.127	120.930		112.702	123.183

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
Alaska Air Group, Inc.

(in millions, except share amounts)	June 30, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$1,064	$627
Restricted cash	33	28
Marketable securities	1,598	1,496
Receivables - net	681	565
Inventories and supplies - net	253	203
Prepaid expenses	261	278
Other current assets	46	69
Total Current Assets	3,936	3,266
Property and equipment - net of accumulated depreciation and amortization of $5,205 and $4,945	12,009	11,857
Operating lease assets	1,345	1,268
Goodwill	2,723	2,723
Intangible assets - net of accumulated amortization of $102 and $74	787	815
Other noncurrent assets	446	432
Total Noncurrent Assets	17,310	17,095
Total Assets	$21,246	$20,361
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$403	$324
Accrued wages, vacation and payroll taxes	727	881
Air traffic liability	2,398	1,689
Other accrued liabilities	1,217	1,055
Deferred revenue	1,778	1,722
Current portion of long-term debt and finance leases	452	721
Current portion of operating lease liabilities	217	197
Total Current Liabilities	7,192	6,589
Long-term debt and finance leases, net of current portion	5,783	4,834
Operating lease liabilities, net of current portion	1,164	1,141
Deferred income taxes	739	1,004
Deferred revenue	1,752	1,711
Obligation for pension and post-retirement medical benefits	349	369
Other liabilities	597	595
Total Noncurrent Liabilities	10,384	9,654
Shareholders' Equity
Preferred stock, $0.01 par value, Authorized: 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.01 par value, Authorized: 400,000,000 shares, Issued: 2026 - 147,087,872 shares; 2025 - 145,115,659 shares, Outstanding: 2026 - 111,566,970 shares; 2025 - 115,530,889 shares	1	1
Capital in excess of par value	1,034	961
Treasury stock (common), at cost: 2026 - 35,520,902 shares; 2025 - 29,584,770 shares	(1,951)	(1,701)
Accumulated other comprehensive loss	(175)	(173)
Retained earnings	4,761	5,030
Total Shareholders' Equity	3,670	4,118
Total Liabilities and Shareholders' Equity	$21,246	$20,361

SUMMARY CASH FLOW (unaudited)
Alaska Air Group, Inc.
(in millions)	Six Months Ended June 30, 2026	Three Months Ended March 31, 2026(a)	Three Months Ended June 30, 2026(b)
Cash Flows from Operating Activities:
Net Loss	$(269)	$(193)	$(76)
Adjustments to reconcile net loss to net cash provided by operating activities	453	229	224
Changes in working capital	422	385	37
Net cash provided by operating activities	606	421	185

Cash Flows from Investing Activities:
Property and equipment additions	(523)	(338)	(185)
Other investing activities	(112)	169	(281)
Net cash used in investing activities	(635)	(169)	(466)

Cash Flows from Financing Activities:	472	(428)	900

Net increase (decrease) in cash and cash equivalents	443	(176)	619
Cash, cash equivalents, and restricted cash at beginning of period	684	684	508
Cash, cash equivalents, and restricted cash at end of the period	$1,127	$508	$1,127

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$1,064	$451
Restricted cash	33	27
Restricted cash included in Other noncurrent assets	30	30
Total cash, cash equivalents, and restricted cash at end of the period	$1,127	$508
(a) As reported in Form 10-Q for the first quarter of 2026.
(b) Cash flows for the three months ended June 30, 2026 can be calculated by subtracting cash flows from the three months ended March 31, 2026 from the six months ended June 30, 2026.

OPERATING STATISTICS (unaudited)
A manual recalculation of certain figures using rounded amounts may not agree directly to the actual figures presented in the table below.
	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	Change	2026	2025	Change
Consolidated Operating Statistics:(a)
Revenue passengers (000)	15,056	15,234	(1.2)%	28,388	28,393	—%
RPMs (000,000) "traffic"	20,011	20,179	(0.8)%	37,311	37,436	(0.3)%
ASMs (000,000) "capacity"	24,306	24,058	1.0%	45,876	45,277	1.3%
Load factor	82.3%	83.9%	(1.6) pts	81.3%	82.7%	(1.4) pts
Yield	18.21¢	16.62¢	9.6%	17.59¢	16.46¢	6.9%
PRASM	14.99¢	13.94¢	7.5%	14.31¢	13.61¢	5.1%
RASM	16.72¢	15.39¢	8.6%	16.06¢	15.11¢	6.3%
CASMex(b)	11.40¢	10.70¢	6.5%	11.85¢	11.14¢	6.4%
Fuel cost per gallon(c)	$4.43	$2.39	85.4%	$3.74	$2.49	50.2%
Fuel gallons (000,000)(c)	295	293	0.7%	562	556	1.1%
ASMs per gallon	82.4	82.0	0.5%	81.6	81.5	0.1%
Departures (000)	139.0	139.6	(0.4)%	264.5	263.5	0.4%
Average full-time equivalent employees (FTEs)	31,726	31,299	1.4%	31,596	30,536	3.5%
Operating fleet(d)	422	409	13 a/c	422	409	13 a/c
(a)Except for FTEs, data includes activity under a capacity purchase agreement with a third-party regional carrier.
(b)See a reconciliation of this non-GAAP measure and Note A for a discussion of the importance of this measure to investors in the accompanying pages.
(c)Excludes operations under the Air Transportation Services Agreement (ATSA) with Amazon.
(d)Includes owned and leased aircraft as well as aircraft operated under a capacity purchase agreement with a third-party regional carrier.

GAAP TO NON-GAAP RECONCILIATIONS (unaudited)
Alaska Air Group, Inc.

We are providing reconciliations of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. Amounts in the tables below are rounded to the nearest million. As a result, a manual recalculation of certain figures using these rounded amounts may not agree directly to the amounts presented. These reconciliations include adjustments intended to improve comparability and provide a clearer view of the Company’s core operating performance.

Losses (gains) on foreign debt and other primarily reflect unrealized and realized gains or losses resulting from changes in foreign currency exchange rates on certain debt. In 2025, these expenses also included mark-to-market fuel hedge adjustments.

Special items - operating primarily relate to costs associated with the integration of Hawaiian Airlines, including employee-related costs, technology costs, and other merger-related expenses. In 2025, these expenses also included costs related to changes in Alaska flight attendants' sick leave benefits pursuant to a collective bargaining agreement ratified in the first quarter of 2025.

Pretax Income (Loss), Net Income (Loss), and Earnings (Loss) per Share, adjusted
	Three Months Ended June 30,
	2026				2025
(in millions, except per share amounts)	Loss Before Income Tax	Income Tax	Net Loss	Per Share	Income Before Income Tax	Income Tax	Net Income	Per Share
GAAP	$(214)	$(138)	$(76)	$(0.68)	$238	$66	$172	$1.42
Adjusted for:
Losses (gains) on foreign debt and other	(4)				1
Special items - operating	42				56
Total adjustments	$38	$64	$(26)	$(0.24)	$57	$14	$43	$0.36
Adjusted	$(176)	$(74)	$(102)	$(0.92)	$295	$80	$215	$1.78

GAAP pretax margin	(5.3)%				6.4%
Adjusted pretax margin	(4.3)%				8.0%

	Six Months Ended June 30,
	2026				2025
(in millions, except per share amounts)	Loss Before Income Tax	Income Tax	Net Loss	Per Share	Income Before Income Tax	Income Tax	Net Income	Per Share
GAAP	$(531)	$(262)	$(269)	$(2.39)	$5	$(1)	$6	$0.05
Adjusted for:
Losses (gains) on foreign debt and other	(7)				3
Special items - operating	77				147
Total adjustments	$70	$95	$(25)	$(0.22)	$150	$36	$114	$0.92
Adjusted	$(461)	$(167)	$(294)	$(2.61)	$155	$35	$120	$0.97

GAAP pretax margin	(7.2)%				0.1%
Adjusted pretax margin	(6.3)%				2.3%

CASMex Reconciliation
	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except unit metrics)	2026		2025		2026		2025
Total operating expenses	$4,233		$3,427		$7,812		$6,761
Less the following components:
Aircraft fuel	1,305		700		2,101		1,381
Freighter costs	52		48		104		89
Performance-based pay	64		49		92		101
Special items - operating	42		56		77		147
Adjusted operating expenses	$2,770		$2,574		$5,438		$5,043

ASMs	24,306		24,058		45,876		45,277
CASMex	11.40	¢	10.70	¢	11.85	¢	11.14	¢

Adjusted Capital Expenditures Reconciliation
	Six Months Ended June 30,
(in millions)	2026	2025
Aircraft, aircraft purchase deposits, and other flight equipment	$415	$613
Other property and equipment	108	128
Capital expenditures	523	741
Adjusted for:
Property and equipment acquired through the issuance of debt	48	69
Proceeds from sales of aircraft and other equipment	(7)	(62)
Adjusted capital expenditures	$564	$748

Debt-to-capitalization, including leases
(in millions)	June 30, 2026	December 31, 2025
Long-term debt and finance leases, net of current portion	$5,783	$4,834
Operating lease liabilities, net of current portion	1,164	1,141
Adjusted debt, net of current portion	6,947	5,975
Shareholders' equity	3,670	4,118
Total Invested Capital	$10,617	$10,093

Debt-to-capitalization ratio, including leases	65%	59%

Adjusted net debt to earnings before interest, taxes, depreciation, amortization, fixed portion of operating lease expense, and special items
(in millions)	June 30, 2026	December 31, 2025
Long-term debt and finance leases	$6,235	$5,555
Operating lease liabilities	1,381	1,338
Adjusted debt	7,616	6,893
Less: Total unrestricted cash and marketable securities	2,662	2,123
Adjusted net debt	$4,954	$4,770

(in millions)	Twelve Months Ended June 30, 2026	Twelve Months Ended December 31, 2025
Operating Income (Loss)(a)	$(224)	$303
Adjusted for:
Special items - operating	180	250
Gains on foreign debt and other	(13)	(3)
Depreciation and amortization	813	795
Fixed portion of operating lease expense	279	279
EBITDAR	$1,035	$1,624

Adjusted net debt to EBITDAR	4.8x	2.9x
(a)Operating income (loss) can be reconciled using the trailing twelve month operating income as filed quarterly with the SEC.

Note A: Pursuant to Regulation G, we provide reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures. We believe these non-GAAP measures provide meaningful supplemental information to investors for the following reasons:

•Pretax income (loss), net income (loss), and earnings (loss) per share are presented on an adjusted basis. Adjustments are made for special charges that are unusual or nonrecurring in nature, as well as for gains and losses on foreign debt, as these adjustments enhance comparability of our core operations to prior periods and to the rest of the airline industry.

•CASMex is a key measure used by management and the Air Group Board of Directors to evaluate cost performance. It is also commonly used by industry analysts to compare airlines. Because U.S. carriers are generally similarly affected by changes in jet fuel prices over the long run, aircraft fuel costs are excluded to focus on more controllable, company-specific cost drivers. Costs related to freighter aircraft operations, including those incurred under the ATSA with Amazon, are excluded to enhance comparability with carriers that do not operate freighter aircraft. Performance‑Based Pay (PBP) expense is excluded as it is dependent on the Company's achievement of annually established financial and operational goals. Certain special charges are excluded as they are unusual or nonrecurring in nature.

•Adjusted capital expenditures includes certain amounts that are not classified as investing cash outflows within our consolidated statements of cash flows, but are viewed by management and other stakeholders as significant long-term investments in the business. Management believes these adjustments provide a more complete view of capital expenditures during the year.

•Liquidity and leverage measures, including debt-to-capitalization and adjusted net debt to EBITDAR, are presented to provide insight into the Company's financial position and flexibility. In 2026, we made adjustments to the calculation of these metrics to enhance comparability with our peers. The debt-to-capitalization ratio now excludes the current portion of operating and finance lease liabilities, with prior periods recast for consistency. Additionally, EBITDAR was adjusted to reflect the fixed portion of operating leases rather than total aircraft rent to better reflect performance, with prior periods recast accordingly.

GLOSSARY OF TERMS

Adjusted debt - long-term debt, plus operating and finance lease liabilities

Adjusted net debt - long-term debt, plus operating and finance lease liabilities, less unrestricted cash and marketable securities

Adjusted net debt to EBITDAR - represents adjusted net debt divided by EBITDAR (trailing twelve months earnings before interest, taxes, depreciation, amortization, fixed portion of operating leases, and special items)

ASMs - available seat miles, or “capacity”; represents total seats available across the fleet multiplied by the number of miles flown

CASMex - operating costs excluding fuel, freighter costs, Performance-Based Pay (PBP), and special items per ASM, or "unit cost"

Debt-to-capitalization ratio - represents adjusted debt, net of current portion, divided by total equity plus adjusted debt, net of current portion

Diluted Earnings per Share - represents earnings per share (EPS) using fully diluted shares outstanding

Diluted Shares - represents the total number of shares that would be outstanding if all possible sources of conversion, such as stock options, were exercised

Freighter Costs - operating expenses directly attributable to the operation of B737 freighter aircraft and A330-300 freighter aircraft exclusively performing cargo missions

Load Factor - RPMs as a percentage of ASMs; represents the number of available seats that were filled with revenue passengers

PRASM - passenger revenue per ASM, or "passenger unit revenue"

RASM - operating revenue per ASMs, or "unit revenue"; operating revenue includes all passenger revenue, freight & mail, loyalty program revenue, and other ancillary revenue; represents the average total revenue for flying one seat one mile

RPMs - revenue passenger miles, or "traffic"; represents the number of seats that were filled with revenue passengers; one passenger traveling one mile is one RPM

Yield - passenger revenue per RPM; represents the average passenger revenue for flying one passenger one mile